Exhibit 99.1

Infonet Services Corporation

Morgan Molthrop     +1-310-335-2606

morgan_molthrop@infonet.com

Infonet Announces Fiscal 2005 First Half

and Second Quarter Results

Second quarter fiscal 2005 vs. second quarter fiscal 2004

•	Revenue increased five percent.

•	Operating costs and expenses decreased as a percentage of revenue.

•	Operating loss narrowed; net loss reduced.

•	On track to become free cash flow positive.

El Segundo, CA – November 10, 2004 – Infonet Services Corporation (NYSE: IN), a leading provider of value-added global communications services, today announced results for the periods ended October 1, 2004, Infonet’s second quarter and first half of fiscal year 2005.

Revenue

Revenue for the second quarter of fiscal 2005 rose five percent to $159.0 million, compared with $151.3 million for the same period a year ago.

Revenue for the first half of fiscal 2005 rose five percent to $316.6 million, compared with $300.3 million for the same period a year ago.

Expenses

Operating costs and expenses for the second quarter of fiscal 2005 totaled $169.3 million, on par with $168.8 million a year ago. Operating costs and expenses for the first half of fiscal 2005 totaled $342.6 million, compared with $337.4 million a year ago. Operating costs and expenses decreased as a percentage of revenue in both periods.

Communications services costs and integration and provisioning costs relate more directly to revenue. In the second quarter of fiscal 2005, these two cost elements decreased as a percentage of revenue, amounting to $78.3 million or 49 percent of revenue, compared with $77.7 million, or 51 percent of revenues in the same period last year.

In the first half of fiscal 2005, these two cost elements amounted to $158.2 million, or 50 percent of fiscal 2005 first half revenue, compared with $153.4 million, or 51 percent of revenues in the same period of fiscal 2004.

Bandwidth and related costs, network operations and selling, general and administrative expenses are generally leverageable and, therefore, are targeted to decline as a percentage of revenue as revenues grow. In the second quarter of fiscal 2005, these three cost elements amounted to $91.1 million, or 57 percent of revenue, compared with $91.1 million, or 60 percent of revenue in the prior fiscal year.

In the first half of fiscal 2005, these three cost elements amounted to $184.4 million or 58 percent of revenue, compared with $184.0 million or 61 percent of revenue in prior fiscal year. The increase in dollar amount was less than one percent, while revenue grew five percent.

Management continues to focus on expense control and attaining greater operational leverage from fixed costs. The second quarter and first half results compared with last year’s comparable periods continue to reflect the improved leverage the company is gaining over its expenses as revenue increases.

Depreciation and amortization expenses for the second quarter of fiscal 2005 increased to $21.7 million, from $18.9 million in the second quarter of fiscal 2004. Depreciation and amortization expenses increased to $43.3 million in the first half of fiscal 2005, from $38.5 million in the same period last year.

Results of Operation

Operating loss for the second quarter of fiscal 2005 totaled $10.3 million, an improvement from an operating loss of $17.5 million in the same period last year. Net loss for the current second quarter was $9.8 million, equal to $0.02 per share, an improvement from a net loss of $17.2 million, or $0.04 per share, in the second quarter of fiscal 2004.

Operating loss for the first half of fiscal 2005 totaled $26.0 million, an improvement from an operating loss of $37.0 million in the same period last year. Net loss for the current first half was $25.5 million, or $0.06 per share, an improvement from a net loss of $37.0 million, or $0.08 per share, in the first half of fiscal 2004.

EBITDA1

Infonet has invested significant cash in long-lived assets that provide leverage as revenues grow. Infonet believes, therefore, that EBITDA (earnings before interest, taxes, depreciation and amortization) is a meaningful measure of operating performance.

EBITDA for the second quarter of fiscal 2005 was $10.7 million, a $10.3 million improvement contrasted to EBITDA of $0.4 million in the second quarter of fiscal 2004, and a $5.9 million improvement over the first quarter of fiscal 2005. EBITDA for the first half of fiscal 2005 was $15.5 million, a $16.7 million improvement contrasted to negative EBITDA of $1.2 million in the first half of fiscal 2004.

Capital Expenditures

The cash outlay for capital expenditures for the second quarter of fiscal 2005 totaled $12.0 million, compared with $15.9 million in the comparable quarter of fiscal 2004.

The cash outlay for capital expenditures for the first half of fiscal 2005 totaled $26.0 million, compared with $32.7 million in the comparable period of fiscal 2004.

Commentary

“The results for the second quarter and the first half demonstrate our focus on improved overall financial performance, not just revenue growth,” said José A. Collazo, CEO of Infonet.

“We have turned the corner on EBITDA, with sequential EBITDA growth and a first half EBITDA of $15.5 million, compared with negative EBITDA in the first half of last fiscal year. This means we are on track to meet our previous revenue guidance and our goal of becoming free cash flow positive by the end of this fiscal year.

“We continue to leverage expenses (bandwidth and related, network operations and SG&A), which decreased to 58% of revenue from 61% in the first half of this fiscal year,

1

(In thousands)	Q2 FY2005	Q2 FY2004	1H FY2005	1H FY2004
Net loss	$(9,760)	$(17,187)	$(25,527)	$(36,985)
Depreciation and amortization	21,656	18,930	43,329	38,492
Interest (income) expense, net	(1,912)	(1,971)	(3,612)	(3,977)
Provision for income taxes	707	655	1,326	1,299

EBITDA	$10,691	$427	$15,516	$(1,171)

compared with the same period last year. Our ability to do this while growing revenues is the key to achieving our goal of profitability in the next fiscal year.

“It is important to note that we are doing an excellent job of controlling these expenses, while at the same time continuing to gain industry and customer recognition for high quality services, evidenced by eleven Telemark awards, ten quarters of being named ‘Best in Class’ for managed data network services and two recent WCA awards for ‘Best European Regional Carrier’ and ‘Best Managed Service Provider’, as well as being a finalist for the title of ‘Best Global Carrier’.

“In addition, Infonet has further strengthened its service portfolio by launching a new global IP VPN Internet service in the second quarter. We continue to develop new services for multinationals to meet the demand for VPNs, wireless applications, mobility, security services, and voice and video applications over IP networks.

“For fiscal year 2005, we expect our capital expenditures to be between seven to ten percent of total revenue. Furthermore, we continue to enjoy our strong cash position with approximately $393 million in cash, cash equivalents and short-term investments.”

Filing, Web Cast/Conference Call Information

Infonet expects to file its 10-Q with the Securities and Exchange Commission for the quarter ended October 1, 2004 on November 10, 2004. It will be available through www.sec.gov, which can be accessed through Infonet’s investor relations site at www.infonet.com.

Infonet will host an investor conference call and audio Web cast to review second quarter results on Thursday, November 11, 2004, at 9 a.m. Eastern Standard Time (2 p.m. in London; 6 a.m. in Los Angeles). Participants within the United States should call 1-800-289-0518. Outside the United States, participants should call 1-913-981-5532.

For a replay of the call within the United States, call 1-888-203-1112; outside the United States, call +1-719-457-0820. The replay will be available from noon, Eastern Standard Time on Thursday, November 11, through midnight on November 15, 2004. The confirmation code for the replay is 831141.

For a live Web cast and a full list of investor relations activities and presentations, please visit the investor relations portion of Infonet’s Web site: www.infonet.com.

About Infonet

Infonet Services Corporation, known for its quality of service, is a leading provider of managed network communications services for nearly 3,000 multinational entities.

Employing a unique consultative approach, Infonet offers integrated solutions optimizing the complex relationship between enterprise applications and the global network. Extensive project management capabilities are the foundation for the services and solution offerings (broadband, Internet, intranet, multimedia, videoconferencing, wireless/remote access, local provisioning, application and consulting services) positioning Infonet as a single-source partner for multinational entities. In particular, Infonet IP VPN solutions offer multinationals a unique combination of Private and Public IP services as well as a full set of Managed Security and Mobility Services.

Rated “Best in Class” overall in Telemark’s survey of Global Managed Data Network Services, Infonet has also won “Best Customer Care” and “Best Carrier” at the World Communication Awards. Founded in 1970, Infonet owns and operates The World Network(R), accessible from more than 180 countries, and provides local service support in over 70 countries and territories.

Infonet’s stock is traded on the New York Stock Exchange under the symbol IN. Additional information about the company is available at www.infonet.com.

Safe Harbor Statement

Infonet may have made forward-looking statements in this release. These statements, if any, are based on information available to the company as of the date of this release and Infonet undertakes no duty to update the information to take account of later events. The accuracy of our forward-looking statements will also be affected by the strength of the market for Infonet products and services, competition, the timely transitioning of new business opportunities to Infonet’s network and the effect of currency fluctuation. Investors should bear these risk factors in mind as well as those elaborated on in Infonet’s 10K, 10-Qs and other recent filings made with the U.S. Securities and Exchange Commission. These documents are available through the investor relations portion of Infonet’s web site at www.infonet.com.

(Tables Follow)

Table 1 - Key Comparisons, in thousands, except EPS and percent change

	Q2
	FY05	FY04	% change
Income Statement Data
Revenues:
Network services	$82,009	$81,011	1%
Consulting, integration and provisioning services	63,052	55,437	14%
Application services	10,845	10,751	1%
Other communication services	3,077	4,083	(25%)

Total revenues	158,983	151,282	5%

Operating costs and expenses:
Communication services costs	19,095	25,628	(25%)
Integration and provisioning costs	59,156	52,071	14%
Bandwidth and related costs	20,560	26,042	(21%)
Network operations	31,358	30,415	3%
Selling, general and administrative	39,157	34,596	13%

Total operating costs and expenses	169,326	168,752	0%

Operating loss	(10,343)	(17,470)	(41%)

Other income (expense):
Interest income	2,089	2,173	(4%)
Interest expense	(177)	(202)	(12%)
Equity in earnings of unconsolidated affiliates	(705)	(808)	(13%)
Other, net	230	(141)	(263%)

Total other income, net	1,437	1,022	41%

Provision for income taxes	707	655	8%
Minority interest	147	84	75%

Net loss	($9,760)	($17,187)	(43%)

EPS	($0.02)	($0.04)	(43%)

Depreciation and amortization	$21,656	$18,930	14%

Balance Sheet Data
Cash, cash equivalents, and short-term investments	$392,869	$403,072	(3%)
Current assets	564,735	586,951	(4%)
Total assets	1,016,489	1,061,752	(4%)
Current liabilities	168,994	169,181	(0%)
Total debt	3,386	4,920	(31%)
Total stockholders’ equity	801,157	849,062	(6%)

Table 2 - Key Comparisons, in thousands, except EPS and percent change

	Six Months
	FY05	FY04	% change
Income Statement Data
Revenues:
Network services	$163,807	$164,199	(0%)
Consulting, integration and provisioning services	125,291	108,206	16%
Application services	21,411	19,823	8%
Other communication services	6,058	8,117	(25%)

Total revenues	316,567	300,345	5%

Operating costs and expenses:
Communication services costs	39,708	47,141	(16%)
Integration and provisioning costs	118,488	106,262	12%
Bandwidth and related costs	42,745	52,740	(19%)
Network operations	62,832	61,081	3%
Selling, general and administrative	78,779	70,161	12%

Total operating costs and expenses	342,552	337,385	2%

Operating loss	(25,985)	(37,040)	(30%)

Other income (expense):
Interest income	3,873	4,305	(10%)
Interest expense	(261)	(328)	(20%)
Equity in earnings of unconsolidated affiliates	(1,501)	(1,547)	(3%)
Other, net	64	(1,074)	(106%)

Total other income, net	2,175	1,356	60%

Provision for income taxes	1,326	1,299	2%
Minority interest	391	2	19450%

Net loss	($25,527)	($36,985)	(31%)

EPS	($0.06)	($0.08)	(31%)

Depreciation and amortization	43,329	$38,492	13%
Balance Sheet Data
Cash, cash equivalents, and short-term investments	$392,869	$403,072	(3%)
Current assets	564,735	586,951	(4%)
Total assets	1,016,489	1,061,752	(4%)
Current liabilities	168,994	169,181	(0%)
Total debt	3,386	4,920	(31%)
Total stockholders’ equity	801,157	849,062	(6%)

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